Exhibit 10.38
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of March 28, 2008, by and among CardioTech International Inc, a Delaware corporation (“Seller”), Catheter and Disposable Technology, Inc., a Minnesota corporation (“CDT”) and Tacpro, Inc., a California corporation (the “Buyer”).

BACKGROUND.

(a)           CDT is a wholly owned subsidiary of Seller.  CDT is an original equipment manufacturer and supplier of specialized disposable medical devices to medical device companies from concept to finished packaged, sterile product, with a principal focus on the design, development and manufacture of unique disposable medical devices – primarily catheters – used in angioplasty, minimally invasive surgery, electrophysiology, fertility treatments and other procedures  (collectively, the “Business”).

(b)           Buyer is engaged in the business of manufacturing, marketing and selling medical devices and components.

(c)           For the consideration contemplated by this Agreement and subject to and upon the terms and conditions set forth in this Agreement, Seller desires to sell, and Buyer desires to purchase, the Shares (as such term is defined below).

The parties, intending to be legally bound, agree as follows:

1.           DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Affiliate” means with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Applicable Contract” means any Contract (a) under which CDT has or may acquire any rights, (b) under which the CDT has or may become subject to any obligation or liability, or (c) by which the CDT or any of the assets owned or used by it is or may become bound.

“Balance Sheet” shall have the meaning defined in Section 3.4.

“Best Efforts” the commercially reasonable best efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved in a reasonably expeditious manner; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Business” shall have the meaning defined in the Background section of this Agreement.

“Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Buyer” shall have the meaning defined in the first paragraph of this Agreement.

“Closing” shall have the meaning defined in Section 2.3.

“Closing Date” shall have the meaning defined in Section 2.3.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” shall have the meaning defined in Section 10.2.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

 “Employee Plan” shall have the meaning defined in Section 3.12.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)	any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)
fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)
financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)	any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)
advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)	preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)	reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)	assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)	protecting resources, species, or ecological amenities;

(f)	reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)	cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)
making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Escrow Agent” means Citizens Bank of Massachusetts.

“Escrow Deposit” shall have the meaning defined in Section 2. 2.

“Escrow Fund” shall have the meaning defined in Section 2. 2.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by CDT and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by CDT.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other government;

(c)	governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)	multi-national organization or body; or

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or CDT.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indebtedness” shall mean any indebtedness for borrowed money.

“Indemnified Persons” shall have the meaning defined in Section 10.2.

“Intellectual Property Assets” shall have the meaning defined in Section 3.22.

“Interim Balance Sheet” shall have the meaning defined in Section 3.4.

“Inventory” shall include, but not be restricted to, raw materials, work in process (progress), sub-assemblies and finished goods.  The valuation of Inventory at the Closing Date shall be consistent with GAAP and the normal costing methodology used by Seller and CDT at previous month-ends.

“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means with respect to: (a) an individual respecting a particular fact or other matter, that  such individual is actually aware of such fact or other matter, or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (b) a Person (other than an individual) respecting a particular fact or other matter, that any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Change” shall mean any state of facts, change, development, effect, condition or occurrence that is (i) material and adverse to the valuation, business, assets (including intangible assets), liabilities, properties, (including intangible property), operations, prospects, liabilities or condition (financial or otherwise) of CDT, or (ii) materially affects the ability of CDT and / or the Seller to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” shall have the meaning defined in Section 3.19(b).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” shall have the meaning defined in the first paragraph of this Agreement.

“Shares” shall have the meaning defined in Section 3.3.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of CDT.

“Taxes” shall mean any and all forms of taxation, withholdings, duty, impost, social security contributions, and rates or levy of any nature (whether federal, state or local) whatsoever, and whenever and wherever charged, levied or imposed, and any interest, surcharge, fine or penalties in relation thereto whether of a direct or indirect nature.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Transaction Costs” means any and all outstanding and unpaid costs, whether payable at the Closing or otherwise, incurred by the Seller or CDT related to or in connection with the consummation by the Seller and CDT of the transactions contemplated hereby, including, without limitation, the fees and expenses of consultants, investment bankers and other financial advisors, brokers and finders, legal counsel and accountants.

2	SALE AND TRANSFER OF SHARES; CLOSING

2.1           Shares.                                Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller, free from all encumbrances whatsoever.

           2.2           Purchase Price and Payment.                                                                  The purchase price (the “Purchase Price”) for the Shares to be paid at Closing is $1,200,000 (subject to adjustment as set forth below), of which (i) $870,000 is payable directly to Seller to supplement the $90,000 currently held be Seller as an earnest money deposit previously delivered by Buyer, and (ii) $240,000 (the “Escrow Deposit”) shall be deposited with the Escrow Agent (such amount, together with interest earned thereon, “Escrow Fund”).

2.3           Closing.                      The purchase and sale of the Shares (the “Closing”) provided for in this Agreement will take place at the offices of Seller at 1:00 p.m. (local time) on March 28, 2008, or (ii) or at such other time and place as the parties may agree (the “Closing Date”).

2.4           Post Closing Adjustment.  Within 105 days after the Closing Date, the Buyer and Seller jointly shall prepare statements of Accounts Receivable, net of reserves (“Net Closing AR”) and Inventory, net of reserves (“Net Closing Inventory”), in each case as at the Closing Date.  Such statements shall be prepared in accordance with GAAP and otherwise in a manner consistent with Seller’s established practices. Buyer shall use its best reasonable commercial efforts to collect all Net Closing AR.  The aggregate amount of Net Closing AR which is not collected within 105 days following closing (“Uncollected AR”), and any items of Net Closing Inventory that is still owned by CDT/Buyer as at the first anniversary of the Closing Date shall be deemed an adjustment to the Purchase Price, and distributed to Buyer from the Escrow Fund; provided, that if any portion of the Uncollected AR is collected after the expiration of 105 days following the Closing Date and prior to the first anniversary of the Closing, such collected amount of Uncollected AR shall be credited to the Seller; and such collected amount of Uncollected AR shall be paid over to Seller or shall reduce the amount otherwise chargeable against the Escrow Fund as a Purchase Price reduction in favor of the Seller.

2.5	Closing Obligations.	At the Closing:

(a)           Seller will deliver or cause the delivery to Buyer:

(i)	A certificate or certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) in blank for transfer to Buyer;

(ii)
a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Statement that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 5.5); and

(b)	Buyer will deliver or cause to be delivered to Seller and to the Escrow Agent:

(i)	the Closing Payment by wire transfer or cashiers check to Seller;

(ii)	the Escrow Deposit by wire transfer or cashiers check to Escrow Agent; and

(iii)
a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

3	REPRESENTATIONS AND WARRANTIES OF SELLER AND CDT

Seller and CDT represent and warrant to Buyer as follows:

3.1	Organization and Good Standing.

(a)
CDT is a corporation organized, validly existing, and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  CDT is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)	Seller has delivered or made available to Buyer copies of the Organizational Documents of CDT, as currently in effect.

3.2	Authority; No Conflict.

(a)
This Agreement constitutes the legal, valid, and binding obligation of Seller and CDT, enforceable against Seller and CDT in accordance with its terms.  Seller and CDT have the right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations hereunder.

(b)
Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of CDT, or (B) any resolution adopted by the board of directors or the stockholders of either CDT or the Seller;

(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which CDT or Seller, or any of the assets owned or used by CDT, may be subject;

(iii)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental  Authorization that is held by CDT or that otherwise relates to the business of, or any of the assets owned or used by, CDT;

(iv)	cause Buyer or CDT to become subject to, or to become liable for the payment of, any Tax;

(v)	cause any of the assets owned by CDT to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by CDT.

Neither Seller nor CDT is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3           Capitalization.                                 As of the date of this Agreement:

(a)
the authorized capital stock of CDT consists of 2,500,000 shares of Common Stock, $.01 par value per share, of which 955,162.5 shares are issued and outstanding (the “Shares”). Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances.  No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares, and all of the Shares have been duly authorized and validly issued and are fully paid and nonassessable.  There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of CDT.  None of the Shares was issued in violation of the Securities Act or any other Legal Requirement.  CDT neither owns, nor has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b)
CDT has no outstanding, or has had outstanding any securities registered (or required to be registered) under the Securities Act of 1933 or the Securities Exchange Act of 1934 or has or has had any reporting obligation thereunder. CDT is not subject to any filing or reporting requirements under the Securities Act of 1933 or the Securities Exchange Act of 1934.

3.4           Financial Statements.

(a)
Seller has delivered to Buyer: (a) the unaudited balance sheet of CDT as at March 31, 2007 (the “Balance Sheet”) and as at March 31, 2006, and the related statements of operations and cash flow for each of the fiscal years then ended, (b) the unaudited balance sheet of CDT as at December 31, 2007 (the “Interim Balance Sheet”), and the related statements of operations and cash flow for the nine months then ended.  Such financial statements fairly present the financial condition and the results of operations and cash flow of CDT as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes.  The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.  Within 105 days following the Closing Date, Seller will deliver to Buyer an unaudited balance sheet and related statements of operations and cash flow for CDT as of the Closing Date, in which all income and costs, from whatever source, relating to CDT will be fully and properly included in accordance with GAAP.

(b)
CDT has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed on a balance sheet (or the notes thereto) in accordance with GAAP that were not fully reflected or reserved against in the Balance Sheet and the Interim Balance Sheet, except for liabilities and obligations incurred in the Ordinary Course of Business since the respective dates thereof as set forth in the Disclosure Schedule hereto; the reserves reflected in the Balance Sheet and the Interim Balance Sheet are adequate, appropriate and reasonable under GAAP, and consistent with past practice with regard to CDT.

3.5           Books And Records.                                                      The books of account, minute books, stock record books, and other records of CDT, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and in accordance with applicable Legal Requirements. The minute books of the CDT contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of CDT, and no meeting of any such stockholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of CDT.

3.6           Title to Properties; Encumbrances.

(a)
Part 3.6 of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by CDT as at the Interim Balance Sheet date.  CDT owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Schedule and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by CDT since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), other than Inventory and short-term investments, are listed in Part 3.6 of the Disclosure Schedule.  All properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto, or impairs the operations of CDT, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

(b)
Neither Seller nor CDT has received notice that the whole nor any portion of the property or leaseholds owned or held by CDT is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therfor, nor to the knowledge of Seller and CDT, has any such condemnation, expropriation or taking been proposed.

3.7           Condition and Sufficiency of Assets.                                                                                                The buildings, plants, structures, and equipment of CDT are structurally sound, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of CDT are sufficient for the continued conduct of the businesses of CDT after the Closing in substantially the same size, scope and manner as conducted prior to the Closing.

3.8           Accounts Receivable.                                                                All accounts receivable of CDT that are reflected on the Balance Sheet or the Interim Balance Sheet or on the Closing Balance Sheet (in each case, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Closing Balance Sheet or the Interim Balance Sheet or on the accounting records of CDT as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off.  There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Part 3.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9           Inventory.

(a)
All Inventory, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or the accounting records of CDT as of the Closing Date, as the case may be, in each case consistent with GAAP.  All inventories not written off have been priced at the lower of cost or net realizable value.  The quantities of each item of inventory are reasonable in the present circumstances of CDT.

(b)
The aggregate of all agreements or commitments for the purchase of inventory, materials and supplies by CDT as of the date of this Agreement does not exceed $200,000, all of which orders, agreements and commitments were made in the Ordinary Course of Business. There are no claims against CDT to return in excess of an aggregate of $10,000 of merchandise by reason of alleged over shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.

3.10	Taxes

(a)
CDT has filed or caused to be filed (on a timely basis since April 30, 2001) all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements.  Seller has delivered or made available to Buyer copies of all such Tax Returns.  The Seller and/or CDT have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or CDT, except such Taxes, if any, as are listed in Part 3.10 of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b)
Part 3.10 of the Disclosure Schedule contains a complete and accurate list of all audits, if any, of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.10 of the Disclosure Schedule, are being contested in good faith by appropriate proceedings.  Neither Seller nor CDT has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of CDT or for which CDT may be liable.

(c)
The charges, accruals, and reserves with respect to Taxes on the books of CDT are adequate (determined in accordance with GAAP) and are at least equal to CDT’s liability for Taxes.  There exists no proposed tax assessment against CDT except as disclosed in the Balance Sheet or in Part 3.10 of the Disclosure Schedule.  All Taxes that CDT is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)
All Tax Returns filed by or on behalf of CDT are true, correct, and complete.  There is no tax sharing agreement that will require any payment by CDT after the date of this Agreement.  CDT is not, or within the five-year period preceding the Closing Date has been, an “S” corporation.

(e)
CDT has paid and discharged all liabilities with respect to Taxes and has provided cash reserves for the payment of any contingent liabilities with respect to Taxes for the period up to and including the Closing Date.  CDT confirms that on the Closing Date it has no outstanding liability for Taxes and no unpaid contingent liability for Taxes.

3.11           No Material Adverse Change.     Since the date of the Interim Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets, or condition of CDT, and to the Knowledge of Seller and CDT, no event has occurred or circumstance exists that reasonably may be expected to result in such a Material Adverse Change.  Without limiting the generality of the foregoing, there has been no complaint from any material customer of CDT and no notice of breach or of termination under any contract with a material customer of CDT.  Ongoing monthly losses will not be considered a Material Adverse Change, provided that CardioTech continues to support the losses (negative cash flows) through the intercompany accounts, and that upon Closing, CardioTech will waive the right to recover such amounts due and receivable from CDT.

3.12           Labor and Employment Matters.

(a)
CDT is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and applicable state laws. A list of all employees, officers and consultants of CDT and their current title and/or job description, current compensation rates, bonuses paid during the last fiscal year, and accrued vacation and sick leave for all employees is set forth in Part 3.12 of the Disclosure Schedule.  Except as set forth in Part 3.12 of the Disclosure Schedule, CDT does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(b)
CDT (a) is not now, nor has it ever been, subject to a union organizing effort, (b) is not subject to any collective bargaining agreement with respect to any of its employees, (c) is not subject to any other contract, written or oral, with any trade or labor union, employees’ association or similar organization, and (d) has no current labor disputes.  Neither Seller nor CDT has knowledge (a) of any facts indicating that the consummation of the transactions contemplated by this Agreement will have a Material Adverse Effect on the employment relations of CDT, or (b) that any of CDT’s employees intends to leave CDT’s employ.  All of CDT’s employees are legally permitted to be employed by CDT in the United States in their current job capacities under applicable laws.

(c)
Part 3.12 of the Disclosure Schedule lists (i) all “employee benefit plans” within the meaning of Section 3(3) of ERISA, and (ii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, to which CDT contributes to or has any obligation to or liability for (collectively, the “Employee Plans”).  Each Employee Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the IRC or Section 204(g) of ERISA or benefits to which a plan participant or beneficiary has accrued a vested right, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by CDT at any time without liability.  None of the Employee Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Defined Benefit Plan”) or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and CDT has never (i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan.  The Employee Plans are based only on employee contributions and CDT has no obligation to make any contribution to and of the Employee Plans.  CDT does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the IRC and Sections 601 through 608 of ERISA (“COBRA”) or other applicable legal requirements. All expenses and liabilities relating to all of the Employee Plans described in Part 3.12 of the Disclosure Schedule have been, and will on the Closing be, fully and properly accrued on CDT’s books and records and are disclosed on the Balance Sheet or Interim Balance Sheet and such Employee Plans have no unfunded liabilities not reflected on the Balance Sheet or Interim Balance Sheet.

(d)
Persons performing or, who in the past have performed, contract labor for CDT, are not subject to written agreements with CDT, all such services being the subject of invoices submitted to CDT for payment by agencies which provide such contract labor.  All such contract laborers and/or the agencies who have provided such contract labor have been fully paid all amounts owing to them by CDT through the date hereof, and there are no disputes or controversies between any such contract laborer (or agency) and CDT whatsoever, including without limitation, disputes regarding amounts owed or ownership of CDT intellectual property.

(f)
There is no agreement, plan, arrangement or other Contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the IRC.  There is no agreement, plan, arrangement or other Contract by which CDT is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(g)	No “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the IRC) is sponsored or maintained by CDT.

3.13	Compliance with Legal Requirements; Governmental Authorizations

(a)           Except as set forth in Part 3.13 of the Disclosure Schedule:

(i)
   CDT is, and at all times has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)
   no event has occurred or circumstance exists that (with or without notice  or lapse of time) (A) may constitute or result in a violation by CDT of, or a failure on the part of CDT to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of CDT to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)
  CDT has not received, at any time since April 30, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of CDT to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)
Part 3.13 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by CDT or that otherwise relates to the Business, or to any of the assets owned or used by, CDT.  Each Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Part 3.13 of the Disclosure Schedule:

(i)
   CDT is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Schedule;

(ii)
   no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Schedule;

(iii)
   CDT has not received, at any time since April 30, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)
   all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.13 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit CDT to lawfully conduct and operate its Business  in the manner it currently conducts and operates such business and to permit the CDT to own and use its assets in the manner in which it currently owns and uses such assets.

3.14	Legal Proceedings; Orders

(a)	Except as set forth in Part 3.14 of the Disclosure Schedule, there is no pending or Threatened Proceeding:

(i)	that has been commenced by or against CDT or that otherwise relates to or may affect the business of, or any of the assets owned or used by, CDT; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and CDT, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.  Seller and CDT have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.14 of the Disclosure Schedule.

(b) Except as set forth in Part 3.14 of the Disclosure Schedule:

(i)	there is no Order to which CDT, or any of the assets owned or used by CDT, is subject;

(ii)	neither CDT nor Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, CDT; and

(iii)
   to the Knowledge of Seller and CDT, no officer, director, agent, or employee of CDT is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of CDT.

(c) Except as set forth in Part 3.14 of the Disclosure Schedule:

(i)
CDT is, and at all times since April 30, 2001 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

(ii)
no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller, CDT, or any of the assets owned or used by CDT, is subject; and

(iii)
CDT has not received, at any time since April 30, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which CDT, or any of the assets owned or used by CDT, is or has been subject.

3.15	Absence of Certain Changes and Events

Except as set forth in Part 3.15 of the Disclosure Schedule, since the date of the Balance Sheet, CDT has conducted its businesses only in the Ordinary Course of Business and there has not been any:

(a)
change in CDT’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of  CDT; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by CDT of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)	amendment to the Organizational Documents of CDT;

(c)
payment of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)
adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of CDT;

(e)
damage to or destruction or loss of any asset or property of CDT, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the CDT, taken as a whole;

(f)
entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to CDT of at least $5,000;

(g)
sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of CDT or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of  CDT, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)	cancellation or waiver of any claims or rights with a value to CDT in excess of $5,000;

(i) material change in the accounting methods used by CDT; or

(j)	agreement, whether oral or written, by CDT to do any of the foregoing.

3.16	Contracts; No Defaults

(a)	Part 3.16(a) of the Disclosure Schedule contains a complete and accurate list, and Seller and CDT have delivered to Buyer true and complete copies, of:

(i)	each Applicable Contract that involves performance of services or delivery of goods or materials by CDT of an amount or value in excess of $25,000;

(ii)	each Applicable Contract that involves performance of services or delivery of goods or materials to CDT of an amount or value in excess of $25,000;

(iii)	each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of CDT in excess of $25,000;

(iv)
   each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

(v)
   each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(vi)	each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)	each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by CDT with any other Person;

(viii)
   each Applicable Contract containing covenants that in any way purport to restrict the business activity of CDT or limit the freedom of CDT to engage in any line of business or to compete with any Person;

(ix)	each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)	each power of attorney that is currently effective and outstanding;

(xi)	each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by CDT to be responsible for consequential damages;

(xii)	each Applicable Contract for capital expenditures in excess of $50,000;

(xiii)	each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by CDT other than in the Ordinary Course of Business; and

(xiv)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.16(a) of the Disclosure Schedule sets forth reasonably complete details concerning such Contracts that are not written, if any, including the parties to such Contracts, the amount of the remaining commitment of CDT under such Contracts, and the other material terms respecting such Contracts.

(b)           Except as set forth in Part 3.16(b) of the Disclosure Schedule:

(i)   Seller does not have any rights or obligations or liabilities under, any Contract that relates to the business of, or any of the assets owned or used by, CDT; and

(ii)   to the Knowledge of Seller and CDT, no officer, director, agent, employee, consultant, or contractor of CDT is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Business, or (B) assign to  CDT or to any other Person any rights to any invention, improvement, or discovery.

(c)           Except as set forth in Part 3.16(c) of the Disclosure Schedule, each Contract identified or required to be identified in Part 3.16(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(d)           Except as set forth in Part 3.16(d) of the Disclosure Schedule:

(i)   CDT is, and at all times since inception of each Contract, has been in  compliance in all material respects with all applicable terms and requirements of such Contract under which CDT has or had any obligation or liability or by which CDT or any of the assets owned or used by CDT is or was bound;

(ii)   each other Person that has or had any obligation or liability under any Contract under which CDT has or had any rights is, to the Knowledge of Seller and CDT, in compliance in all material respects with all applicable terms and requirements of such Contract;

(iii)   no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with in any material respect, or result in a material violation or breach of, or give CDT or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)   CDT has not given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)           There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to CDT under current or completed Contracts with any Person and, to the Knowledge of Seller and CDT, no such Person has made written demand for such renegotiation.

(f)           The Contracts relating to the sale, design, manufacture, or provision of products or services by CDT have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.17	Insurance

(a) Seller and CDT have delivered to Buyer:

(i)
   true and complete copies of all policies of insurance to which CDT is a party or under which CDT, or any director of CDT, is or has been covered at any time within the three (3) years preceding the date of this Agreement; and

(ii)	true and complete copies of all pending applications for policies of insurance.

(b) Part 3.17(b) of the Disclosure Schedule describes:

(i)	any self-insurance arrangement by or affecting CDT, including any reserves established thereunder;

(ii)	any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by CDT; and

(iii)	all obligations of CDT to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)
Neither Seller nor CDT has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d)
CDT and/or Seller have paid all premiums due, and have otherwise performed its obligations, under each policy to which CDT is a party or that provides coverage to CDT or any director or officer of CDT.

(a)	CDT has given timely notice to the insurer of all claims that may be insured thereby.

3.18	Environmental Matters

Except as set forth in part 3.18 of the Disclosure Schedule:

(a)
To the Knowledge of Seller and CDT’s management team, CDT is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither Seller nor CDT has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or CDT has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, CDT, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)
There are no pending or, to the Knowledge of Seller and CDT, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or CDT has or had an interest.

(c)
Neither Seller nor CDT has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or CDT had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, CDT, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)       Neither Seller nor CDT, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller and CDT, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or CDT, has or had an interest.

(e)
There are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon.  Neither Seller, CDT, or any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller and CDT, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or CDT has or had an interest except in full compliance with all applicable Environmental Laws.

(f)
There has been no Release or, to the Knowledge of Sellers and CDT, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which CDT has an interest.

(g)
Neither Seller nor CDT is aware of any report, study, analysis, test, or monitoring possessed or initiated by Seller or CDT pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by CDT or any other Person for whose conduct CDT is responsible, with Environmental Laws.

3.19	Employees

(a)
Part 3.19 of the Disclosure Schedule contains a complete and accurate list of the following information for each CDT employee, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2007; vacation accrued; and service credited for purposes of vesting and eligibility to participate under CDT’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

(b)
No employee or director of CDT is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of CDT, or (ii) the ability of CDT to conduct its business.  To Seller’s Knowledge, no officer or other key employee of CDT intends to terminate his employment with CDT.

(c)
Part 3.19 of the of Disclosure Schedule identifies the stock options granted by Seller to the employees of CDT (the “CDT Optionees”).  From and after the Closing Date, neither CDT nor Buyer will have any financial or other obligation to compensate the CDT Optionees in respect of the loss of any actual or potential value of such stock options based upon the expiration of such stock options as a consequence of the acquisition of CDT by Buyer or otherwise.

3.20	Labor Relations; Compliance

CDT is not, and since its inception has not been, a party to any collective bargaining or other labor Contract.  Since January 1, 2005, there has not been, there is not presently pending or existing, and to the Knowledge of Seller and CDT there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting CDT relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting CDT or its premises, or (c) any application for certification of a collective bargaining agent.  To the Knowledge of Seller and CDT no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by CDT, and no such action is contemplated by  CDT.  CDT has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. CDT is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.21	Intellectual Property

(a) The term “Intellectual Property Assets” includes:

(i)	all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”)

(ii)	fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(iii)	all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)	all URLs, including without limitation www.cdt-inc.com/engineering.html, www.cdt-inc.com/manufacturing.html, and www.cdt-inc.com.

(v)
   all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by CDT as licensee or licensor.

(b)
Part 3.21(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the CDT, of all Contracts relating to the Intellectual Property Assets to which CDT is a party or by which CDT is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which CDT is the licensee.  There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business.

(i)
   The Intellectual Property Assets are those necessary for the operation of the Business as it is currently conducted.  Except as set forth in Part 3.21(c) of the Disclosure Schedule, CDT is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(ii)
   Except as set forth in Part 3.21(c) of the Disclosure Schedule, all  employees of CDT have executed written Contracts with CDT that assign to CDT all rights to any inventions, improvements, discoveries, or information relating to the Business.  No employee of CDT has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the CDT.

(d) Patents.  CDT does not own any Patents.

(e) Trademarks.   CDT does not own any trademarks.

(f) Copyrights

(i)
Part 3.21(f) of the Disclosure Schedule contains a complete and accurate list and summary description of all Copyrights.  CDT is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims.

(ii)
All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of this Agreement.

(iii)
To Seller’s’ Knowledge, no Copyright is infringed or has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights  infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv)	All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g) Trade Secrets.

(i)
With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)	To Seller’s Knowledge, CDT has taken reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(iii)
CDT has good title and (not necessarily exclusive) right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than  CDT) or to the detriment of CDT.  No Trade Secret is subject to any adverse claim or, to the Knowledge of the Sellers, has been challenged or threatened in any way.

(h)
CDT has taken reasonable steps and customary measures and precautions necessary to protect the Intellectual Property Assets.  All current and to the Seller’s and CDT’s Knowledge, former employees and consultants of CDT have executed an agreement regarding confidentiality and proprietary information and copies of such agreements for current employees have been delivered to Buyer.  To the Knowledge of Seller and CDT, no employee or consultant of CDT is in violation thereof, any Intellectual Property Assets of any of the CDT’s employees made prior to their employment by CDT, which are necessary or useful in the Business, have been assigned to CDT.  To the Seller’s and CDT’s Knowledge, CDT is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any registered US Patent or Trade Mark.  To the Knowledge of CDT no person is infringing or no proprietary asset owned or used by any other Person infringes or conflicts with, any Intellectual Property Asset owned or used by CDT.

3.22           Certain Payments                                           Since January 1, 2005, neither CDT nor any director, officer, agent, or employee of  CDT, or to Seller’s Knowledge any other Person associated with or acting for or on behalf of CDT, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of CDT, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of CDT.  Specifically, neither CDT nor any director, officer, agent, employee or other Person acting on behalf of CDT, has given or agreed to give any gift or similar benefit with a value greater than $500 to any customer, supplier, or governmental employee or official or any other Person who is or may be in a position to help or hinder CDT or assist CDT in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of CDT, or which, if not continued in the future, might materially and adversely affect the business or prospects of CDT, or used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of section 30A of the Securities Exchange Act of 1934. Neither CDT nor any director, officer, agent, employee or other Person acting on behalf of CDT, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

3.23.                      Customers and Suppliers                                                      Part 3.23 of the Disclosure Schedule sets forth a list of (a) the 25 largest customers of CDT in terms of sales during the period April 1, 2007 through February 29, 2008; and (b) the 25 largest suppliers of CDT in terms of purchases during such period.  To the Knowledge of Seller and CDT the business relationships of CDT with the customers or suppliers named in said Part 3.23 are good.   Except for the customers and suppliers named in Part 3.23 of the Disclosure Schedule, CDT did not have any customer who accounted for more than five percent (5%) of the sales of CDT during the period April 1, 2007 through February 29, 2008, or any supplier from whom CDT purchased more than five percent (5%) of the goods or services that CDT purchased during that period.  Except for casual purchases by CDT from Seller in aggregate amount of less that $10,000 since April 1, 2007, no Affiliate has been a supplier to or a customer of CDT since April 1, 2007.  Part 3.23 of the Disclosure Schedule also sets forth, as of the close of business on the date preceding the date of this Agreement, CDT’s open sales orders, including those with respect to which CDT has collected deposits from customers.

3.24           Transactions with Affiliates.  Except as described in Section 3.23 above,  (a) during the period April 1, 2007 through February 29, 2008, there have been no transactions between CDT and any Affiliate or any payment (however characterized) by CDT to any Affiliate or by any Affiliate to CDT (other than the payment of regular compensation for services rendered by employees of CDT in their capacities as such), and (b) except for the guaranty by Seller of the obligations of CDT under the Lease Agreement between CDT and Duke Weeks Realty Limited Partnership dated May 31, 2001, as amended, there is no lease, agreement or commitment between CDT and any Affiliate. As used in the preceding sentence, the term "transaction" includes, without limitation, any sale or other transfer of property or assets, the lease or other use of property or assets, the provision of services and the furnishing of personnel, whether or not for consideration. No Affiliate has any material interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, trademarks, service marks or trade names, used in or pertaining to the Business of CDT, no Affiliate is indebted to CDT, and (iii) CDT is not indebted to any Affiliate.

3.25           Liabilities, etc.

(a)
CDT's Liabilities as of the date of this Agreement shall not exceed $450,000. For purposes of this Section 3.25, "Liabilities" means the aggregate of (i) trade accounts payable, (ii) purchases clearing, (iii) all accruals, and (iv) customer deposits.  Notwithstanding the foregoing, Liabilities shall not be deemed to include intercompany obligations of CDT or any other accruals for (i) income, franchise and sales and use taxes, (ii) audit fees and (iii) legal fees (collectively, “Intercompany Obligations”).  Further, the Buyer has no obligation or responsibility for the “Investment in CDT” account balance identified in the stockholder’s equity section of CDT’s balance sheet.  Neither CDT nor Buyer shall have any obligation to pay or reimburse Seller, and Seller shall have no right to collect, any of the Intercompany Obligations or the Investment in CDT, as the same may increase or decrease between December 31, 2007 and the Closing Date and from and after the Closing no such Intercompany Obligations and Investment in CDT shall be deemed liabilities of CDT or Buyer.

(b)
Part 3.25 of the Disclosure Schedule sets forth (i) a breakdown and aging of CDT’s existing accounts payable as of February 29, 2008, (ii) a breakdown of all customer deposits and other deposits held by CDT as of the date of this Agreement, and (iii) a breakdown of CDT’s long term indebtedness.

3.26           Competing Businesses                                                      After giving effect to the transactions described in this Agreement, neither Seller nor any Affiliate of Seller will compete with or conduct any business similar to the Business as conducted or as Seller contemplates conducting the Business as of the date of this Agreement.  Nothing herein shall limit or restrict the right of Seller and its Affiliates, subsequent to the Closing, to engage with third parties in the development of products or services (whether or not incorporating Seller’s proprietary polymer materials) which may be deemed competitive with the Business.

3.27           Products Liability                                           There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or, to the best Knowledge of Seller and CDT, threatened against or involving CDT relating to any product alleged to have been manufactured or sold by CDT and alleged to have been defective, or improperly designed or manufactured, nor, to the Knowledge of Seller or CDT is there any valid basis for any such action, proceeding or investigation

3.28	Disclosure

(a)
No representation or warranty of Seller or CDT in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)
No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)
There is no fact known to Seller that has specific application to CDT (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of CDT that has not been set forth in this Agreement or the Disclosure Schedule.

3.29           Brokers or Finders                                           Except as set forth on Part 3.29 of the Disclosure Schedule,  Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1	Organization and Good Standing

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of California, and is qualified to do business in the State of Minnesota.

4.2	Authority; No Conflict

(a)
This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of this Agreement and the agreements contemplated hereby,  this Agreement (and such other agreements) will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)
Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance by Buyer of any of the transactions contemplated hereby will give any Person the right to prevent, delay, or otherwise interfere with the performance of the transactions contemplated hereby pursuant to:

(i)	any provision of Buyer’s Organizational Documents;

(ii)	any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

4.3           Certain Proceedings.                                                                There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any of the transactions contemplated hereby.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.4           Brokers or Finders.                                                      Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5	NOT APPLICABLE

6	COVENANTS OF BUYER

6.1	Covenants Prior to Closing Date

(a)
As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Affiliates to, make all filings required by Legal Requirements to be made by them to consummate this Agreement and the transactions contemplated hereby.  Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Affiliate to, cooperate with Seller and CDT with respect to all filings that Seller or CDT is required by Legal Requirements to make in connection with the execution, delivery and performance of this Agreement, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Schedule; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

(b)
Except as set forth in the proviso to Section 6.1(a), between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.2           Notification.  Between the date of this Agreement and the Closing Date, Buyer will promptly notify the Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Buyer will promptly notify the Seller of the occurrence of any Breach of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

7	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1           Accuracy Of Representations                                                                All of the representations and warranties of Seller and CDT in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Schedule.

7.2           Seller’s Performance

(a)
All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)
Each document required to be delivered pursuant to Section 2.5 must have been delivered, and each of the other covenants and obligations in Section 5 must have been performed and complied with in all material respects.

7.3	Consents

No Consents are required as a condition to complete the transactions described in this Agreement.

7.4	Additional Documents

Each of the following documents must have been delivered to Buyer:

(a)
an opinion of counsel to the Seller, dated the Closing Date, as to such matters as customarily are the subjects of opinions of Seller’s counsel in  transactions of the type contemplated by this Agreement, such opinion to be subject to the reasonable expectations of Buyer and its counsel; and

(b)
such other documents as Buyer may reasonably request for the purpose of (i)  evidencing the accuracy of any of Sellers’ representations and warranties, (ii) evidencing the performance by Seller or CDT of, or the compliance by Seller or CDT with, any covenant or obligation required to be performed or complied with by Seller or CDT, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

7.5           No Proceedings                                           Since the date of this Agreement, there must not have been commenced or Threatened against Buyer or any of its Affiliates, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with the performance of this Agreement or the transactions contemplated hereby.

7.6           No Claim Regarding Stock Ownership or Sale Proceeds                                                                                                                     There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Shares or any stock of, or any other voting, equity, or ownership interest in, CDT, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7           No Prohibition                                           Neither the consummation nor the performance of this Agreement or any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any of its Affiliates to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

8	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1           Accuracy of Representations                                                                           All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2	Buyer’s Performance

(a)
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)	Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made pursuant to Section 2.5(b).

8.3           Consents                      Each of the Consents identified in Part 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

8.4           Additional Documents                                                      Buyer must have caused to be delivered to Seller such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

8.5           No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against CDT or Seller, or against any of their respective Affiliates, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, this Agreement or any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with this Agreement or any of the transactions contemplated hereby.

8.6           No Prohibition.  Neither the consummation nor the performance this Agreement or of any of transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Seller or CDT or any of their respective Affiliates to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body.

9	TERMINATION

9.1	Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)	by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b)
(i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or CDT to comply with their respective  obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c) by mutual consent of Buyer and Seller; or

(d)
by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2008, or such later date as the parties may agree upon.

9.2           Effect of Termination                                                      Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10	INDEMNIFICATION; REMEDIES

10.1	Survival; Right to Indemnification Not Affected by Knowledge

All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Sections 2.5(a)(ii) and 2.5(b)(iii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2	Indemnification And Payment Of Damages By Seller

Seller will indemnify and hold harmless Buyer and CDT, and their respective Representatives and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third- party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)
any Breach of any representation or warranty made by Seller or CDT in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, or any other certificate or document delivered by Seller or CDT pursuant to this Agreement;

(b)
any Breach of any representation or warranty made by Seller or CDT in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Schedule, other than any such Breach that is disclosed in a supplement to the Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 2.5(a)(ii) as having caused the condition specified in Section 7.1 not to be satisfied;

(c)	any Breach by Seller of any of its covenants or obligations in this Agreement;

(d)
any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with this Agreement or the transactions contemplated hereby.

10.3           Indemnification and Payment of Damages by Buyer

Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.4	Time Limitations

If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.10, 3.12(c), and 3.18, unless on or before the first anniversary of the Closing Date, Buyer notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.10, 3.12(c), or 3.18 may be made at any time within the applicable statute of limitations.  If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the first anniversary of the Closing Sellers notify Buyer in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

10.5	Limitations On Amount--Seller

Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds $50,000, at which time Seller shall be obligated to indemnify Buyer for the full amount of such losses, subject to the limitations set forth in this Section 10.  However, this Section 10.5 will not apply to any Breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation under this Agreement, and Seller will be liable for all Damages with respect to such Breaches.

The maximum amount of Damages (other than Damages due to fraud or intentional misrepresentation) with respect to which Seller shall be obligated to pay Indemnified Persons under this Agreement shall not exceed an amount equal to the Escrow Fund.

10.6	Limitations On Amount--Buyer

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.3 until the total of all Damages with respect to such matters exceeds $50,000, at which time Buyer shall be obligated to indemnify Seller for the full amount of such losses, subject to the limitations set forth in this Section 10.  However, this Section 10.6 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.7	Procedure For Indemnification--Third Party Claims

(a)
Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)
If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims  may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is received by the indemnifying party, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)
Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.8           Procedure for Indemnification--Other Claims                                                                                                A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11	GENERAL PROVISIONS

11.1	Expenses

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.   In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2	Public Announcements

Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as Buyer and Seller jointly determine in advance; provided, however, that Seller may issue a press release or make a public filing respecting the execution of this Agreement or the Closing if it determines that such disclosure is necessary or prudent under applicable Legal Requirements.  Except as set forth in this Section 11.2, prior to the Closing each party shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  Seller and Buyer will consult with each other concerning the means by which CDT’s employees, customers, and suppliers and others having dealings with CDT will be informed of this Agreement or the transactions contemplated hereby.

11.3	Confidentiality

Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and CDT to maintain in confidence, and not use to the detriment of another party or CDT any written, oral, or other information obtained in confidence from another party or CDT in connection with this Agreement or transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of this Agreement, or (c) the furnishing or use of such information is required in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4	Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller

CardioTech International, Inc.
229 Andover Street
Wilmington, MA  01887
Attention: Michael Adams, Chief Executive Officer
Facsimile No. 978 657 0074

With a copy to:

Seyfarth Shaw LLP
Two Seaport Lane
Boston, MA 02210
Attention: David E. Dryer
Facsimile No. 617 946 4801

Buyer:

Tacpro, Inc.
1353 Dell Ave
Campbell, CA 95008
Attention: Nitin Matani, President/CEO
Facsimile No. 408 871 2425

With a copy to:

Essel Propack Limited
Times Tower, 10th Floor,
Kamala Mills Compound,
Lower Parel, Mumbai 400 013
Attention: Mr. Ajay Nagle
Company Secretary & Head Legal
Facsimile No.: 022-24963137 / 2481964

11.5           Jurisdiction; Service of Process                                                                           Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts, or, if it has or can acquire jurisdiction, in the United States District Court for Massachusetts, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6           Further Assurances                                           The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7           Waiver                                The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8           Entire Agreement and Modification                                                                           This Agreement supersedes all prior agreements between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9           Disclosure Schedule                                           In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.10                      Assignments, Successors, and No Third-Party Rights                                                                                                           Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any wholly owned Affiliate.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11                      Severability                                If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12                      Section Headings, Construction                                                                The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.13                      Time Of Essence                                           With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14                      Governing Law                                           This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

11.15                      Counterparts                                This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.16                      Force Majeure                                           No party to this Agreement shall be responsible for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause which is beyond its reasonable control (“Force Majeure”), including but not limited to:  delay in obtaining or failure to obtain or loss of any approvals, permits, licenses or rights-of-way (or any renewals thereof), except to the extent that any such delay or failure is caused by the responsible party’s failure to comply with any covenant or agreement contained in this Agreement; acts of God or of the public enemy; acts or failure to act of any governmental authority not caused by any act or omission of such Party; unanticipated changes in government codes, ordinances, laws, rules, regulations or restrictions, unless any such restriction applies only to the responsible party because of any act or omission of such party, and not generally to providers of similar services; or war or warlike operations, civil war or commotion, mobilizations or military call-up, and acts of similar nature; revolution, rebellions, sabotage, acts of terrorism, insurrections or riots; fires, floods, epidemics or quarantine restrictions; strikes, and other labor actions; material shortages or unavailability or other delay hot resulting from the responsible party’s failure to place timely orders; freight embargoes; unworkable weather; or acts or omissions of transporters or contractors.  If any Force Majeure causes an increase in the time required for performance of any party’s obligations hereunder, the parties shall in good faith determine a mutually acceptable and equitable extension of time to for such party complete such obligations in each case equal to at least one day for each day of delay resulting from the Force Majeure.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER: TACPRO, INC. By: /s/ Nitin P. Matani Name: Nitin P. Matani Title: President/CEO	SELLER: CARDIOTECH INTERNATIONAL INC. By: /s/ Eric G. Walters Name: Eric G. Walters Title: VP & CFO
CATHETER AND DISPOSABLE TECHNOLOGY, INC. By: /s/ Michael F. Adams Name: Michael F. Adams Title: President & Treasurer
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